Exhibit 99.1

Pinnacle Airlines calls Delta attempt to terminate contract ‘wrongful’

Regional carrier ‘surprised, disappointed’

‘Business as usual’ for passengers, no immediate effect on routes, schedules

MEMPHIS, Tenn. (June 10, 2008) – Pinnacle Airlines Corp. (NASDAQ: PNCL) reported today that its Pinnacle Airlines Inc. subsidiary has been notified by Delta Air Lines of Delta’s intent to terminate Pinnacle’s contract as a Delta Connection carrier, effective July 31.  Pinnacle believes that this attempted termination is wrongful.

Delta contends that Pinnacle did not meet minimum arrival-time performance requirements for a period since flights began late last year.  However, many factors affecting on-time performance are beyond Pinnacle’s control, said Phil Trenary, Pinnacle Airlines Corp.’s president and chief executive officer.  The operational schedule created by Delta is a key factor affecting on-time performance, he said.  Under the capacity purchase agreement, Delta is required to collaborate with Pinnacle to create a mutually acceptable operating schedule.  Delta has created Pinnacle’s operational schedule since the beginning of operations in December 2007.

“We are extremely surprised and disappointed that Delta is attempting to take this drastic and improper action,” said Trenary.

“From the very beginning of our Delta Connection operations, we expressed our concern that the flight schedules Delta created were unrealistic.  Our position was affirmed when recent schedule changes by Delta allowed immediate improvement in our on-time performance, well above the agreed minimum standard and above most other Delta Connection carriers.”

Pinnacle entered into a new capacity purchase agreement with Delta in April 2007 to operate 16 CRJ-900 aircraft as a Delta Connection carrier and began operations under the agreement in December. The CRJ-900 has operating costs that are the lowest among comparably sized regional jets, providing for an economic, efficient aircraft in the Delta network.  Pinnacle has currently taken delivery of nine of the 16 CRJ-900 aircraft on order.

“We believe that the attempt by Delta to terminate this contract is wrongful, and we intend to pursue appropriate remedies,” Trenary said.

Trenary emphasized that the issue between Pinnacle and Delta will have no immediate effect on schedules, routes or staffing.

“At this time, it remains business as usual for our passengers and our People,” he said.  “We look forward to building on our hard-earned reputation for operating a safe, reliable and cost-effective airline.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines Inc. and Colgan Air Inc. Pinnacle Airlines Inc. operates a fleet of 138 regional jets in the United States and Canada as Northwest Airlink and Delta Connection. Colgan Air Inc. operates a fleet of 57 regional turboprops as Continental Connection, United Express and US Airways Express. Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 140 cities and towns in North America. Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162